Exhibit A(1)(b)

FORM OF STANDARD TERMS AND CONDITIONS OF TRUST
Standard Terms and Conditions of Trust

Destra Credit Opportunities Unit Investment Trust

Effective for Unit Investment Trusts
Established On and After July __, 2013

Among

Destra Capital Investments LLC
as Depositor and Sponsor

and

U.S. Bank Trust, N.A.
as Trustee

and

Destra Capital Advisors LLC
as Supervisor

and

Administrative Agency Services, LLC
as Administrative Agent and Evaluator

Dated: As of July __, 2013

Standard Terms and Conditions of Trust
for
Destra Credit Opportunities Unit Investment Trust

This Trust Agreement establishing the Standard Terms and Conditions of Trust, dated as of July __, 2013 (the “Trust Agreement”), is by and among the Depositor, the Trustee, the Evaluator, the Supervisor and the Administrative Agent (each as defined below).

Witnesseth that:

These Standard Terms and Conditions of Trust shall be applicable to series of Destra Credit Opportunities Unit Investment Trust as provided in this paragraph.  For series to which these Standard Terms and Conditions of Trust are to be applicable, the Depositor, the Trustee, the Evaluator, the Supervisor and the Administrative Agent shall execute a Reference Trust Agreement incorporating by reference these Standard Terms and Conditions of Trust and designating any exclusions from or additions or exceptions to such incorporation by reference for the purposes of each series or variation of the terms hereof for the purposes of each series.

Now Therefore, in consideration of the premises and of the mutual agreements herein contained the Depositor, the Trustee, the Evaluator, the Supervisor and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS, PURPOSE, SEPARATE SERIES AND PARTICIPATION

SECTION 1.01.   Definitions.  Whenever used in this Trust Agreement and Reference Trust Agreement the following words and phrases, unless the context clearly indicates otherwise, shall have the following meanings:

1. “Administrative Agent” shall mean Administrative Agency Services, LLC or its successors, or any successor administrative agent appointed as hereinafter provided.

2. “Approved Valuation Methodology” shall mean the valuation methodology set forth in Section 4.01(b).

3. “Business Day” shall mean any day other than a Saturday, Sunday or a day which in the State of New York or the state where the Corporate Trust Office of the Trustee or the principal office of the Administrative Agent are located is a legal holiday or a day on which banking institutions are authorized by law to close.

4. “Capital Call” means the Administrative Agent’s written notice to a Unitholder to pay all or any portion of its Subscription Amount to a Series.

5. “Capital Contribution” means each Unitholder’s contribution of cash made to a Series in satisfaction of its capital commitment to the Series with respect to its Subscription Amount.

6. “Cash Account” shall have the meaning assigned thereto in Section 3.02.

7. “Corporate Trust Office” shall mean the office of the Trustee at which any particular time its corporate trust business with respect to these Standard Terms and Conditions of Trust shall be administered, which office at the date of execution of this Trust Agreement shall be U.S. Bank Trust, N.A., 300 Delaware Avenue, 9th Floor, EX-DE-WDAW, Wilmington, DE 19801 or such other address as the Trustee may designate from time to time by notice to the Administrative Agent.

8. “Creation and Development Fee” means, with respect to a Series, the fee specified as such in the applicable Reference Trust Agreement.

9. “Credit Securities” means fixed-income securities, debt securities and loans and investments with economic characteristics similar to fixed-income securities, debt securities and loans issued by entities other than the U.S. Government, including corporate bonds, loans and loan participations, asset-backed securities (all or a portion of which may consist of collateralized loan obligations), mortgage-backed securities (both residential mortgage-backed securities and commercial mortgage-backed securities), mezzanine and preferred securities, convertible securities, commercial paper, municipal securities and sovereign government and supranational debt securities.

10. “Date of Subscription” shall mean the effective date of the subscription for a Private Interest (or other Portfolio Security) subscribed for on behalf of a Series.

11. “Default Charge” shall have the meaning assigned thereto in Section 6.02(a).

12. “Defaulting Unitholder” shall have the meaning assigned thereto in Section 6.02.

13. “Depositor” shall mean Destra Capital Investments LLC, or any other entity (other than the Trustee) which shall be acting as the Depositor, that has continuing functions or responsibilities with respect to the affairs of the Trust or any Series.

14. “Distribution Date” shall mean such Business Days which the Administrative Agent shall specify as such to the Trustee pursuant to Section 3.06.

15. “Dollar(s)” means the currency of the United States of America.

16. “Evaluator” shall mean Administrative Agency Services, LLC or its successors, or any successor evaluator appointed as herein provided.

17. “Evaluation Time” shall mean the close of regular trading on the New York Stock Exchange.

18. “Event of Default” shall mean a default in the payment by any Unitholder of any Capital Contribution for any Private Interest (or other Portfolio Security) when the same becomes due and payable, and such default shall continue for a period of five (5) days or more.

19. “Investment Company Act” shall mean the Investment Company Act of 1940, as amended and the rules promulgated thereunder.

20. “Mandatory Termination Date” shall mean, with respect to a Series, the date specified in the applicable Reference Trust Agreement on which such Series will terminate.

21. “Other Securities” shall mean any other instrument constituting a security within the meaning of Section 2(a)(36) of the Investment Company Act and held as an asset of a Series.

22. “Participation” means the interest of any Unitholder in the applicable Series.

23. “Portfolio Securities” shall mean U.S. Government Securities, Credit Securities, Private Interests and Other Securities.

24. “Portfolio Securities Acquisition Contract” shall have the meaning assigned thereto in Section 3.01.

25. “Portfolio Securities Valuation” shall have the meaning assigned thereto in Section 4.02.

26. “Private Interests” shall mean interests of private investment funds and similar entities, including investments in interests in funds and entities that invest in U.S. Government Securities and Credit Securities and that invest in the areas of venture capital, buy-outs, mezzanine and subordinated debt, restructuring and distressed debt and securities, special situations, and other similar areas of alternative asset class investing.

27. “Qualified Purchaser” means a “qualified purchaser” as defined in the Investment Company Act.

28. “Record Date” shall mean such days which the Administrative Agent shall specify in writing to the Trustee pursuant to Section 3.06.

29. “Redemption Date” shall have the meaning assigned thereto in Section 5.01.

30. “Redemption Price” shall have the meaning assigned thereto in Section 5.01.

31. “Reference Trust Agreement” shall mean the Reference Trust Agreement for a particular Series of the Destra Credit Opportunities Unit Investment Trust into which this Trust Agreement is incorporated together with all amendments and supplements thereto.

32. “Representative” means each person, natural or legal, including a committee and a fiduciary, acting on behalf of a Unitholder, to whom the Administrative Agent renders an account of the transactions of a Series with respect to each Unitholder.

33. “Securities Act” shall mean the Securities Act of 1933, as amended.

34. “Series” means each of the separate trusts created under and administered pursuant to the terms of this Trust Agreement.

35. “Series Commencement Date” shall have the meaning assigned thereto in Section 1.06.

36. “Series Value” means, as of any Valuation Date, (a) the sum of (i) the cash on deposit in the Cash Account and Reserve Account for such Series, and (ii) the Portfolio Securities Valuation for such Series minus (b) the accrued and unpaid fees and expenses payable to the Administrative Agent, Depositor, Evaluator, Supervisor and Trustee for such Series, in each case as of such Valuation Date.

37. “Subscription Agreement” means the agreement under which a Unitholder commits to contribute to a Series in exchange for Units thereof pursuant to Section 1.05(b).

38. “Subscription Amount” shall have the meaning assigned thereto in Section 1.05(b).

39. “Supervisor” shall mean Destra Capital Advisors LLC, or its successors or any successor Supervisor appointed as herein provided.

40. “Transfer” shall mean a sale, transfer, assignment, gift, bequest or disposition by other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any charge, pledge, alienation, mortgage, hypothecation, encumbrance or similar collateral assignment or grant of security by any other means, or by operation of law or by judgment, levy attachment, garnishment, bankruptcy or other legal or equity proceedings).

41. “Trust Agreement” shall mean this Trust Agreement and all amendments and supplements thereto.

42. “Trust” shall mean the registered investment company created hereunder of which each Series is a part, which shall be known as “Destra Credit Opportunities Unit Investment Trust.”

43. “Trustee” shall mean U.S. Bank Trust, N.A. or its successors or any successor Trustee appointed as hereafter provided.  The authority of the Trustee set forth herein may be delegated by the Trustee to one or more of the Trustee’s affiliates that is controlled, controlling or under common control with the Trustee; provided, however, that the Trustee shall remain liable for the actions or omissions to act of any such delegee to the same extent under the terms of this Trust Agreement as if the Trustee had acted or omitted to act.

44. “Unit” shall mean, in respect of any Series, the fractional undivided interest in and ownership of the Series which shall be equal to a fraction, the numerator of which is one and the denominator of which is the aggregate number of Units initially issued for such Series on the Series Commencement Date pursuant to Section 2.01, and which shall be (i) increased by the number of any additional Units issued pursuant to Section 2.01(a) hereof, (ii) increased or decreased pursuant to Section 2.01(b) hereof and (iii) decreased by the number of any Units redeemed as provided in Section 5.02 hereof.  Whenever reference is made herein to the “Participation” or “interest” of a Unitholder in a Series, it shall mean such fractional undivided interest represented by the number of Units held of record by such Unitholder.

45. “Unit Value” shall mean, as of any Valuation Date, the Series Value of a Series divided by the number of outstanding Units of such Series, in each case as of such Valuation Date; provided, however, that fractions of a cent per Unit may be omitted.

46. “Unitholder” means the registered holder of any Unit recorded on the books of the Series of the Trust by the Administrative Agent, who as such shall be deemed a beneficiary of the applicable Series to the extent of his pro rata share.

47. “U.S.” means the United States of America.

48. “U.S. Government Securities” shall mean securities issued, assumed or guaranteed by the U.S. Government, or any agency or instrumentality thereof.

49. “Valuation Date” shall have the meaning assigned thereto in Section 4.01.

Words importing a singular number shall include the plural number in each case and vice versa, and words importing a person shall include corporations and associations, as well as natural persons.

The words “HEREIN,” “HEREBY,” “HEREWITH,” “HEREOF,” “HEREINAFTER,” “HEREUNDER,” “HEREINABOVE,” “HEREAFTER,” “HERETOFORE” and similar words or phrases of reference and association shall refer to the Trust Agreement and Reference Trust in its entirety.

SECTION 1.02.   Purpose.  Each Series of the Trust shall be operated for the collective investment in Portfolio Securities by Qualified Purchasers.  The primary investment objective of a Series, at the time of deposit, shall be to make investments in Portfolio Securities .

SECTION 1.03.   Separate Series.  The Series created under and administered pursuant to this Trust Agreement are separate and distinct trusts for all purposes and the assets of one Series may not be commingled with the assets of any other nor shall the expenses of any Series be charged against the other.  Each Series may be created without any contribution of assets at the time of formation.

SECTION 1.04.   Who May be a Unitholder.  An investment in any Series may be made only by a person who is selected by the Administrative Agent and who is a Qualified Purchaser.

SECTION 1.05.   Subscription for Units.  A person may purchase Units of any Series only as provided in this Section and upon satisfaction of the other conditions and terms of this Trust Agreement.

a. Approval Necessary.  No assets of any person may be invested in a Series without the prior approval of the Administrative Agent, in its sole discretion, and the acceptance by the Administrative Agent of the Subscription Agreement of such person.

b. Subscription Agreement.  A prospective investor shall provide to the Administrative Agent a written agreement to acquire the Units of a Series (each, a “Subscription Agreement”) in such form as the Administrative Agent shall deem appropriate, setting forth its commitment to contribute capital to the Series specified therein (the “Subscription Amount”), and representing that it is fully aware of the nature and purpose of the Trust and such Series and of the Portfolio Securities to be acquired by such Series, and that it is financially able to invest in such Series.  The Subscription Agreement of a Unitholder may differ as to their terms from the Subscription Agreements of other Unitholders, including but not limited to such terms as investment guidelines, restrictions and commitment period.

c. Formal Notice.  No person shall be permitted to acquire Units of any Series unless a written notice of approval of such person’s subscription shall have been entered on the books of the Trust by the Administrative Agent.

SECTION 1.06.   Acceptance/Rejection of Subscription for Units.  Each prospective investor’s subscription for Units of a Series will be accepted (or rejected) by the Administrative Agent on or before the date of the Reference Trust Agreement applicable to such Series (the “Series Commencement Date”), and each Unitholder’s obligations under its Subscription Agreement will commence as of the Series Commencement Date.

ARTICLE II

UNITS OF PARTICIPATION

SECTION 2.01.   Creation of Units.  The Participation of each Unitholder in a Series shall be expressed and represented by the number of Units (and fractions of a Unit, if any) of such Series allocated to such Unitholder hereunder.  Each Unit of a Series shall have a proportionate interest in the assets of such Series and no Unit shall have priority or preference over any other, and no Unitholder shall own any particular asset of any Series.

a. Issuance Price and Number of Units.  Units of a Series shall be issued to Unitholders in such Series in accordance with and against receipt of the pro rata Capital Contributions made by the Unitholders to such Series, and when issued, shall be issued at the original issue price.  The Evaluator shall establish the opening Unit value of each Series at the Series Commencement Date, which value shall be the original issue price per Unit.  Each Unitholder shall receive a number of whole Units (which may be augmented, in the discretion of the Administrative Agent, by a fractional Unit) of each Series representing such Unitholder’s total Capital Contributions in such Series.  When additional capital is contributed into a Series, the Unitholder shall receive a number of whole Units (which may be augmented, in the discretion of the Administrative Agent, by a fractional Unit) of such Series representing such additional Capital Contributions, and the number of Units of such Series outstanding shall be increased accordingly based upon the net asset value of the Units of the Series at such time.

b. Subdivision and Combination.  The Administrative Agent, at any time and from time to time, may subdivide or combine all, but not less than all, of the Units of any Series then outstanding.  Both the number of Units held by each Unitholder immediately before any such subdivision or combination and the total number of Units of such Series then outstanding shall be adjusted accordingly.  In the event of any subdivision or combination, the value of a Unit immediately after such subdivision or combination shall equal: (i) the Unit Value immediately prior to such subdivision or combination multiplied by (ii) a fraction, the numerator of which shall equal the number of Units of the applicable Series outstanding immediately prior to such subdivision or combination, and the denominator of which shall equal the number of Units outstanding immediately after such subdivision or combination.

SECTION 2.02.   Evidence of Ownership of Units.  No form of documentation will be issued to represent or serve as evidence of ownership of Units of any Series.  The Administrative Agent and the Trustee may deem and treat the person in whose name any Unit shall be registered upon the books of the Administrative Agent as the owner of such Unit for all purposes hereunder and the Administrative Agent and the Trustee shall not be affected by any notice to the contrary.

ARTICLE III

ADMINISTRATION OF THE TRUST

SECTION 3.01.   Deposit of Private Interests.  On or shortly after the execution and delivery of the Reference Trust Agreement for a Series, the Administrative Agent shall, on behalf of the Series, enter into a subscription agreement or other contract (each, a “Portfolio Securities Acquisition Contract”) to acquire the Portfolio Securities that are to become all or a part of the Portfolio Securities for such Series.  Pursuant to the terms of the Portfolio Securities Acquisition Contract, the referenced Portfolio Securities will be deposited (either directly through the Depositor, as agreed upon by the Administrative Agent and the Depositor, in whole or in part) in and owned by the applicable Series.  In the event that any Portfolio Securities Acquisition Contract is not consummated in accordance with its terms, the Administrative Agent is authorized, on behalf of the Trust and of the respective Series (and its prospective Unitholders), to take all appropriate and necessary action with respect to such failed Portfolio Securities Acquisition Contract, including, but not limited to the cancellation of the Series.  None of the Trustee, the Depositor, the Evaluator, the Administrative Agent nor the Supervisor shall be liable for any of the obligations created by the Portfolio Securities Acquisition Contract.

SECTION 3.02.   Custody Account; Cash Account.  The Trustee shall allocate the assets of each Series upon written direction of the Administrative Agent to a separate custody account for such Series.  Cash held for each Series shall be credited to a deposit or other account maintained by the Trustee and approved by the Administrative Agent (the “Cash Account”).

SECTION 3.03.   Income Accounting.  For purposes of accounting, there shall be allocated to the income of each Series all interest, dividends and other receipts and accruals which the Administrative Agent shall determine to constitute income of such Series.  Dividends declared but not collected upon a stock which, if sold, would be sold ex-dividend shall be accrued.  There shall be allocated to income of each Series such portion of interest, stock dividends, rights and extraordinary or liquidating dividends received or accrued, or other distributions with respect to the Portfolio Securities, whether payable in cash or securities, as the Administrative Agent shall determine to be properly allocable to the income of such Series.  There shall be charged against the income of each Series all income distributions, all accrued items and all expenses, taxes and assessments paid or accrued which the Administrative Agent shall determine to be chargeable to the income of such Series.

SECTION 3.04.   Principal Accounting.  For purposes of accounting, all assets of each Series other than those described in Section 3.03 and Section 3.05 shall be allocated to principal of such Series.  There shall be charged against principal of each Series all losses on the sale or exchange of investments and all other proper principal charges, including taxes and assessments chargeable to principal, as determined by the Administrative Agent with respect to such Series.  Premiums paid on the purchase of investments for each such Series shall be charged to principal of such Series and not amortized, and in the case of Portfolio Securities purchased at a discount, the subsequent sales price shall be credited to principal.

SECTION 3.05.   Reserve Account.  There is hereby created and established for each Series a trust account to be designated the “Reserve Account.” From time to time, the Trustee shall credit to the Reserve Account amounts designated in the Reference Trust Agreement for a Series to be credited from the Creation and Development Fee or withdrawn from the Cash Account that, as directed in writing by the Administrative Agent, shall be deemed necessary to establish a reserve for (a) applicable taxes, governmental charges or other similar expenses payable from the Series or (b) the distribution to a specific class or classes of former or current Unitholders of material amounts received by the Series in connection with the resolution of an extraordinary event affecting a security held by the Series.  The Trustee shall not be required to distribute to the Unitholders any of the amounts in the Reserve Account; provided that any amounts which the Administrative Agent determines are no longer necessary to be reserved shall be redeposited by the Trustee (at the written direction of the Administrative Agent) into the Cash Account for the applicable Series.

SECTION 3.06.   Investment of Income; Distributions to Unitholders.  The income of each Series shall be deposited into the Cash Account for such Series.

As directed in writing by the Administrative Agent, the Trustee shall make distributions of funds held in the Cash Account.  For each distribution, the Administrative Agent shall specify in writing to the Trustee (i) the amount to be distributed to each Unitholder and (ii) the Distribution Date and Record Date for such Distribution Date.  To the extent permissible by applicable law, the Reference Trust Agreement for a Series may, but shall not be required, to provide for the reinvestment of distributions in additional Units of such Series, on such terms as may be provided for in such Reference Trust Agreement.  The Trustee shall be entitled to rely conclusively on the information and directions provided by the Administrative Agent in making such distributions and shall have no liability for any error therein.  Notwithstanding the foregoing, the Trustee shall have no obligation to distribute amounts in excess of the cash balance on hand in the Cash Account on the Distribution Date.  The Administrative Agent shall direct the Trustee to make distributions only in compliance with Section 19 of the Investment Company Act.

Unless otherwise specified by the Administrative Agent and consented to in writing by the Trustee, all distributions shall be made by wire transfer directed to the bank account of the Unitholder appearing on the books of the Administrative Agent and specified in writing to the Trustee.

Unitholders of record on the books of the Administrative Agent at the close of business on the Record Date specified by the Administrative Agent shall be entitled to the distribution made on the related Distribution Date, and no liability shall attach to the Administrative Agent or Trustee by reason of payment to or on the order of any such Unitholder absent gross negligence or willful misconduct on the part of the Administrative Agent or Trustee.

Together with any distribution to Unitholders, the Trustee shall provide a statement of the amount being distributed which shall disclose the source of such distribution, as specified in writing to the Trustee by the Administrative Agent, satisfying the requirements of Section 19 of the Investment Company Act.  The Trustee shall have no liability for any inaccuracy in the information provided by the Administrative Agent.

SECTION 3.07.   Sale of Portfolio Securities.  Upon the advice of the Supervisor, the Administrative Agent may direct the Trustee in writing to (i) distribute Portfolio Securities in kind to Unitholders or (ii) sell any Portfolio Securities at a price and time and in such manner as deemed appropriate in the sole discretion of the Administrative Agent, if the Administrative Agent shall have determined, with such advice or notice as may be provided to the Administrative Agent by the Supervisor, with respect to such Portfolio Securities that any one or more of the following conditions exist:

(i) that there has been a default on such Portfolio Securities in the payment of principal or interest, or both, when due and payable;

(ii) that any materially adverse action or proceeding has been instituted at law or in equity seeking to restrain or enjoin the declaration or payment of anticipated dividends on any such Portfolio Securities or that there exists any other materially adverse legal question or impediment affecting such Portfolio Securities or the declaration or payment of dividends on the same;

(iii) that there has occurred any breach of covenants or warranty in any trust indenture or other document relating to the issuer of such Portfolio Securities which might materially and adversely affect either immediately or contingently the declaration or payment of dividends or the payment of debt service on such Portfolio Securities;

(iv) that there has been a default in the payment of principal of or interest on any other outstanding securities of an issuer or guarantor of such Portfolio Securities;

(v) that the price of any such Portfolio Securities had declined to such an extent, or such other materially adverse credit or performance factor exists, so that in the opinion of the Depositor the retention of such Portfolio Securities would be detrimental to such Trust and to the interest of the Unitholders; or

(vi) that a sale of any Portfolio Securities shall be necessary in order to maintain the status of the Trust or of any Series as a partnership for federal income tax purposes; provided, however, that any such sale may be undertaken only to the extent permitted by the Investment Company Act.

The Trustee shall have no duty to determine whether any of such conditions exist.  The Trustee shall not be liable or responsible in any way for any depreciation, loss or taxes incurred by reason of any sale made pursuant to such written direction or by reason of the failure of the Administrative Agent to give any such written direction, and in the absence of such written direction the Trustee shall have no duty to sell or liquidate any Portfolio Securities.  Portfolio Securities may also be sold pursuant to Section 3.10 or Section 9.01.

SECTION 3.08.   Notice to Administrative Agent.  In the event that the Trustee shall have been notified in writing at any time of any action to be taken or proposed to be taken by holders of Portfolio Securities (including but not limited to the making of any demand, direction, request, giving of any notice, consent or waiver or the voting with respect to any amendment or supplement to any indenture, resolution, agreement or other instrument under or pursuant to which the Portfolio Securities have been issued), the Trustee shall as soon as practicable notify the Administrative Agent in writing of such action or proposed action and shall thereupon take such action or refrain from taking any action as the Administrative Agent shall direct in writing, subject to the terms of this Agreement.

In the event that an offer by the issuer of any of the Portfolio Securities shall be made to issue new securities, or to exchange securities, for Portfolio Securities, the Administrative Agent shall direct the Trustee in writing to notify the holders of the Units of the terms of such offer.  Upon direction of no less than 100% of such holders, the Trustee shall accept such offer (which may necessitate the termination of such Series and acceptance of such new securities into a newly constituted Series).  In the event less than 100% of such holders direct the Trustee to accept such offer, the Trustee shall reject such offer.  However, should any issuance, exchange or substitution be effected notwithstanding any rejection or without an initial offer, any securities, cash and/or property received shall be distributed in kind to Unitholders.

The Administrative Agent shall not be liable to any person for any action or failure to take action pursuant to this Section 3.08.

SECTION 3.09.   Custody Statements Provided by the Trustee.  The Trustee shall provide to the Administrative Agent such periodic statements of the transactions of the Series and the assets on hand as provided for in Exhibit A to this Agreement.

SECTION 3.10.   Creation and Development Account.  At the written direction of the Administrative Agent, the Trustee shall, on such date or dates, if any, set forth in the Reference Trust Agreement for a Series, withdraw from one or more of the accounts specified in Sections 3.02 and 3.05 an amount, net of any amount so specified to be credited to the Reserve Account, equal to either the accrued and unpaid Creation and Development Fee as of such date (for Series in which the applicable Reference Trust Agreement provides that the Creation and Development Fee shall accrue on a daily basis) or the entire Creation and Development Fee (for Series in which the applicable Reference Trust Agreement provides that the Creation and Development Fee be assessed at the conclusion of the initial subscription period, as certified by the Depositor in writing to the Trustee) and credit such amount to a special non-trust account designated by the Depositor out of which the Creation and Development Fee will be distributed to the Depositor (the “Creation and Development Account”).  For Series in which the applicable Reference Trust Agreement provides for daily accrual of the Creation and Development Fee, the Creation and

Development Fee will accrue on a daily basis at an annual rate as set forth in such Reference Trust Agreement for the Series based on a percentage of the average daily Unit Value of the Series.  For Series in which the applicable Reference Trust Agreement provides that the entire Creation and Development Fee will be assessed at the conclusion of the initial subscription period, the reimbursement provided for in this section shall be for the account of Unitholders of record at the conclusion of the initial subscription period and shall have no effect on the Unit Value prior to such date.  If the balance in such accounts is insufficient to make any such withdrawal, the Trustee shall, as directed by the Depositor in writing, sell Portfolio Securities and credit the proceeds thereof to such special Depositor’s Account to the extent payable pursuant to this Section 3.10.  Notwithstanding the foregoing, the Depositor shall not receive any amount of Creation and Development Fee which exceeds the maximum amount per Unit stated in the Reference Trust Agreement.  For Series in which the applicable Reference Trust Agreement provides for daily accrual of the Creation and Development Fee, the Depositor shall notify the Trustee in writing, not later than ten Business Days prior to the date on which the Depositor anticipates that the maximum amount of the Creation and Development Fee the Depositor may receive has been accrued and shall also notify the Trustee in writing as of the date when the maximum amount of the Creation and Development Fee has been accrued.  The Trustee shall have no responsibility or liability for damages or loss resulting from any error in the information in the preceding sentence.  The Depositor agrees to reimburse the Trust and any Unitholder any amount of Creation and Development Fee it receives which exceeds the amount which the Depositor may receive under applicable laws, regulations and rules.

To the extent permitted by applicable laws, rules and regulations, any moneys payable to the Depositor pursuant to this Section 3.10 shall be secured by a lien on the related Trust in favor of the Depositor prior to the interest of Unitholders, but such lien shall not be prior to any lien in favor of the Trustee .  To the extent of such lien, the Trustee shall hold the assets of the Trust for the benefit of the Depositor, provided that the Trustee is authorized to make dispositions, distributions and payments for expenses in the ordinary course of the administration of the Trust without regard to such lien.

ARTICLE IV

EVALUATION OF PORTFOLIO SECURITIES; VALUATION OF SERIES AND UNITS; EVALUATOR; SUPERVISOR

SECTION 4.01.   Evaluation of Portfolio Securities.

a. The Evaluator shall determine separately and promptly furnish to the Trustee as of the Evaluation Time next following the tender of a Unit for redemption, on such quarterly dates specified in the Reference Trust Agreement for the Series or otherwise by the Evaluator, and on any other Business Day which is requested by the Trustee (each such day being referred to as a “Valuation Date”), the value of each issue of Portfolio Securities in Dollars.

b. Approved Valuation Methodology.  The Evaluator shall determine the net asset value of the Portfolio Securities as of the Evaluation Time on the basis of the valuation methodology set forth in this paragraph (b) (the “Approved Valuation Methodology”):

(i) The value of any Portfolio Security shall be the market value thereof, as determined by the Evaluator.  In the case of Portfolio Securities (other than government obligations of the U.S. and foreign (non-U.S.) Securities) listed on any generally recognized stock exchange, the value shall be determined by taking the last sale price of each Portfolio Security reported by any such exchange for the Valuation Date.  If no sale has been reported on an exchange for that day, and for the purpose of determining the value of an unlisted Portfolio Security, the closing bid price on such day shall be used; but if the closing bid price does not, in the opinion of the Evaluator, fairly indicate the true value of a Portfolio Security, if there is no bid price or if no exchange quotation is available, then the Evaluator may use a quotation from a reputable broker or investment banker or such other information as in its judgment may be useful or necessary in determining the value, including without limitation, a formula computation.  The Evaluator may rely on sales and bid prices reported in newspapers of general circulation published in Chicago or New York, in standard financial periodicals, in the records of any recognized exchange, or as provided by a pricing service.

(ii) The fair market value of any Portfolio Security, whether listed or unlisted, for which a market quotation is available, but which has any restrictions on its sale or transfer free of all restrictions to any purchaser, shall be determined in accordance with the foregoing paragraph, less an appropriate discount.  Such discount shall be determined in good faith by the Evaluator, giving due consideration to the nature and length of time of such restriction and the relative volatility of the market price of such Portfolio Security.

(iii) The value of any Portfolio Security for which a market quotation is not readily available, excluding Private Interests, shall be its cost; provided however, that the Evaluator shall adjust such cost value to reflect any bona fide third party transactions in such Portfolio Security, between knowledgeable investors, of which the Evaluator has knowledge.  In the absence of any such third party transactions, if in the opinion of the Evaluator, such cost value does not fairly indicate the true value of such Portfolio Security, then the Evaluator may use such other information as in its judgment may be useful or necessary in its good faith determination of value.

(iv) In determining the fair market value of Private Interests or interests in similar entities, including non-U.S. limited partnerships or entities which are held as a Portfolio Security in a Series, the Evaluator may consider and rely upon the financial statements of the limited partnership or entity provided to it and accept such valuations as are placed on the interests by the general partner or manager of such entity and reflected in the financial statements of such limited partnership or other entity, or, if in the opinion of the Evaluator, such valuation does not fairly indicate the true value of the interest, then the Evaluator may use such other information as in its judgment may be useful or necessary in its good faith determination of value, including the estimated period of time during which such Private Interests will not be freely marketable, the estimated expenses, if any, to the Series of registering or otherwise qualifying such Private Interests for public sale, and any other factors affecting the issuer of the Private Interests.

(v) The value of negotiable obligations of the U.S. shall be the bid price thereof on the Valuation Date.

(vi) A Portfolio Security purchased, the purchase price of which shall not have been paid, shall be included for valuation purposes as a Portfolio Security held, and the purchase price, including broker’s commissions and other expenses, shall be treated as a liability of the Series.

(vii) A Portfolio Security sold but not delivered pending receipt of the proceeds shall be valued at the net sales price.

(viii) In determining the market value of any foreign (non-U.S.) Portfolio Security in any Series, the Evaluator may, in its discretion, rely upon the price quote of a Portfolio Security maintained or reported by any foreign stock exchange.  If such price quote does not, in the opinion of the Evaluator, fairly indicate the true value of a Portfolio Security, or if there is no price quote available, then the Evaluator may use a quotation from a reputable broker or investment banker, either foreign or domestic, or such other information as in its judgment may be useful or necessary in determining value.  Since all values of Securities are to be expressed in terms of currency of the U.S., the Evaluator may, in its discretion, rely upon any currency exchange rates maintained or reported by any one or more of the following: a reputable domestic or foreign bank, broker or investment banker; the mean of the marking rate as quoted by a foreign stock exchange; or any other competent currency exchange rate source deemed to be such by the Evaluator.

SECTION 4.02.   Valuation of Series and Units.  On each Valuation Date on which the Evaluator makes an evaluation of Portfolio Securities pursuant to Section 4.01(b), it shall deliver such evaluation information in writing (the “Portfolio Securities Valuation”) to the Trustee. Based upon the amounts shown in the Cash Account and Reserve Account for such Series maintained by the Trustee and, based solely upon such Portfolio Securities Valuation so provided, the Trustee shall calculate the Series Value and the Unit Value of such Series.

SECTION 4.03.   Information for Unitholders.  For the purpose of permitting Unitholders to satisfy any reporting requirements of applicable federal or state tax law, the Evaluator shall transmit to any Unitholder, upon request, any Portfolio Securities Valuation, Series Value or Unit Value made pursuant to sections 4.01 and 4.02.

SECTION 4.04.   Liability of Evaluator.  The Administrative Agent, the Trust, the Trustee and the Unitholders may rely on any Portfolio Securities Valuation furnished by the Evaluator and shall have no responsibility for the accuracy thereof.  The determinations made by the Evaluator hereunder shall be made in good faith upon the basis of the Approved Valuation Methodology.  The Evaluator shall be under no liability to the Trust, the Trustee or the Unitholders for errors in judgment; provided, however, that this provision shall not protect the Evaluator against any liability to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.  The Evaluator may rely in good faith on any paper, order, notice, list, affidavit, receipt, opinion, endorsement, assignment, draft or any other document of any kind prima facie properly executed and submitted to it by the Trustee, counsel or any other persons pursuant to this Trust Agreement and in furtherance of its duties.

SECTION 4.05.   Liability of Trustee.  The Evaluator, the Trust and the Unitholders may rely on any Series Value and Unit Value furnished by the Trustee as provided for in Section 4.02 and shall have no responsibility for the accuracy thereof.  The determinations made by the Trustee under Section 4.02 shall be made in good faith based, in relevant part, upon the Portfolio Securities Valuation furnished to the Trustee pursuant to Section 4.02.  The Trustee shall be under no liability to the Administrative Agent, the Evaluator, the Trust or the Unitholders for errors in judgment, provided, however, that this provision shall not protect the Trustee against any liability to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the calculation of the Series Value or Unit Value. The Trustee may rely in good faith on any paper, order, notice, list, affidavit, receipt, opinion, endorsement, assignment, draft or any other document of any kind prima facie properly executed and submitted to it by the Administrative Agent, Evaluator, Supervisor, Sponsor or Depositor, counsel or any other persons pursuant to this Trust Agreement and in furtherance of its duties.

SECTION 4.06.   Liability of Supervisor.  The Supervisor shall be under no liability to the Unitholders, the Administrative Agent, the Trust or the Evaluator for any action taken or for refraining from the taking of any action in good faith pursuant to this Trust Agreement or for errors in judgment, but shall be liable only for its own willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.  The Supervisor may rely in good faith on any paper, order, notice, list, affidavit, receipt, opinion, endorsement, assignment, draft or any other document of any kind prima facie properly executed and submitted to it by the Trustee, counsel or any other persons pursuant to this Trust Agreement and in furtherance of its duties.

SECTION 4.07.   Resignation and Removal of Evaluator or Supervisor; Successor.

a. The Evaluator or the Supervisor may resign and be discharged hereunder, by executing an instrument in writing resigning as Evaluator or Supervisor (as the case may be) and filing the same the Administrative Agent not less than 60 days before the date specified in such instrument when, subject to Section 4.07(e), such resignation is to take effect.  Upon receiving such notice of resignation, the Administrative Agent shall use its best efforts to appoint a successor Evaluator or Supervisor (as the case may be) having qualifications and at a rate of compensation satisfactory to the Administrative Agent.  Such appointment shall be made by written instrument executed by the Administrative Agent one copy of which shall be delivered to the resigning Evaluator or Supervisor (as the case may be) and one copy to the successor Evaluator or Supervisor (as the case may be).  The Administrative Agent may remove the Evaluator or Supervisor (as the case may be) at any time upon 30 days’ written notice and appoint a successor evaluator or supervisor (as the case may be) having qualifications and at a rate of compensation satisfactory to the Administrative Agent.  Such appointment shall be made by written instrument executed by the Administrative Agent, in duplicate, one copy of which shall be delivered to the Evaluator or Supervisor (as the case may be) so removed and one copy to the successor evaluator or supervisor (as the case may be).  Notice of such resignation or removal and appointment shall be mailed by the Administrative Agent to each Unitholder then of record.

b. Any successor Evaluator or Supervisor (as the case may be) appointed hereunder shall execute, acknowledge and deliver to the Administrative Agent an instrument accepting such appointment hereunder, and such successor evaluator or supervisor (as the case may be)shall thereupon become vested with all the rights, powers, duties and obligations of its predecessor hereunder with like effect as if originally named Evaluator or Supervisor (as the case may be) herein and shall be bound by all the terms and conditions of this Trust Agreement.

c. In case at any time the Evaluator or Supervisor (as the case may be) shall resign and no successor evaluator or supervisor (as the case may be) shall have been appointed and have accepted appointment within 30 days after notice of resignation has been received by the Administrative Agent, the Evaluator or Supervisor (as the case may be) may forthwith apply to a court of competent jurisdiction for the appointment of a successor evaluator or supervisor (as the case may be).  Such court may thereupon after such notice, if any, as it may deem proper and prescribe, appoint a successor evaluator or supervisor (as the case may be).

d. Any person into which the Evaluator or Supervisor (as the case may be) hereunder may be merged or with which it may be consolidated, or any person resulting from any merger or consolidation to which the Evaluator or Supervisor (as the case may be) hereunder shall be a party, shall be the successor evaluator or supervisor (as the case may be) under this Trust Agreement without the execution or filing of any paper, instrument or further act to be done on the part of the parties hereto, anything herein, or in any agreement relating to such merger or consolidation, by which the Evaluator or Supervisor (as the case may be) may seek to retain certain powers, rights and privileges theretofore obtaining for any period of time following such merger or consolidation, to the contrary notwithstanding.

e. Notwithstanding anything herein, any resignation or removal of the Evaluator or Supervisor (as the case may be) and appointment of a successor evaluator or supervisor (as the case may be) pursuant to this Section shall become effective only upon acceptance of appointment by the successor evaluator as provided in subsection (b) hereof.

SECTION 4.08.   Compensation of Evaluator and Supervisor.  As compensation for portfolio supervisory services in its capacity as Supervisor, evaluation services in its capacity as Evaluator and for providing bookkeeping and other administrative services of a character described in Section 26(a)(2)(C) of the Investment Company Act, the Evaluator and Supervisor, respectively, shall be paid an annual fee in the amount per Unit set forth in the Reference Trust Agreement, which fee shall accrue daily and be computed on the number of Units outstanding as of January 1 of such year except during the year or years in which an initial creation of Units, as determined in Article II of this Trust Agreement occurs, in which case the fee for a month is based on the number of Units outstanding at the end of such month (such annual fee to be pro rated for any calendar year in which the Evaluator and Supervisor, respectively, provides services during less than the whole of such year), but in no event shall such compensation when combined with all compensation received from all other Series for providing such services in any calendar year exceed the aggregate cost to such parties for providing such services, in the aggregate.  Such compensation may, from time to time, be adjusted provided that the total adjustment upward does not, at the time of such adjustment, exceed the percentage of the total increase, after the date hereof, in consumer prices for services as measured by the United States Department of Labor Consumer Price Index entitled “All Services Less Rent or Shelter” or similar index, if such index should no longer be published.  The consent or concurrence of any Unitholder hereunder shall not be required for any such adjustment or increase.  Such compensation shall be paid by the Trustee, upon receipt of an invoice therefor from such parties, upon which, as to the cost incurred by such parties of providing services hereunder the Trustee may rely, and shall be charged against the assets of the related Trust.  To the extent permitted by applicable laws, rules and regulations, any moneys payable to the Evaluator or the Supervisor pursuant to this Section 4.08 shall be secured by a lien on the assets of the related Series in favor of the Evaluator and Supervisor, respectively, prior to the interest of Unitholders, but no such lien shall be prior to any lien in favor of the Trustee.  To the extent of such lien, the Trustee shall hold the assets of the Trust for the benefit of the Evaluator and Supervisor, respectively, provided that the Trustee is authorized to make dispositions, distributions and payments for expenses in the ordinary course of the administration of the Trust without regard to such lien.

ARTICLE V

REDEMPTION OF UNITS; TRANSFER

SECTION 5.01.   Redemption.  Redemption of Units of any Series shall be permitted solely as provided in this Section 5.01.

a. Mandatory Redemptions.  Notwithstanding any provision of this Agreement, when the Administrative Agent receives written notice that a Unitholder for any reason was not a Qualified Purchaser at the time of execution of the Subscription Agreement, or if the Administrative Agent determines that, in accordance with applicable law or regulation, a Unitholder must be withdrawn from the Trust or any Series, then the Participation of such Unitholder shall be withdrawn from the Trust or such Series(s) as soon as it is administratively possible, in the discretion of the Administrative Agent, after the date the Administrative Agent makes such determination, and the Units of such Unitholder shall be redeemed in full on the basis of the current Unit value of such Series.

b. Redemption at Unitholder’s Request.  A Unitholder may tender all or any part of its Units for redemption by delivery to the Administrative Agent and the Trustee of a written instrument requesting redemption, substantially in form attached as Appendix A, duly executed with signature guarantee satisfactory to the Administrative Agent.  Except as provided below, the Units shall be redeemed by the Trust no later than the seventh calendar day following the day on which tender for redemption is made, provided that if such day of redemption is not a Business Day, then such Unit shall be redeemed on the first Business Day prior thereto (being herein called the “Redemption Date”).  Subject to payment by such Unitholder of any tax or other governmental charges which may be imposed thereon, such redemption is to be made by payment of the value of the redeemed Units calculated pursuant to Section 4.02 for the date of tender (the “Redemption Price”) in the manner specified in Section 5.02.  A redemption request received by the Administrative Agent on any day after the Evaluation Time will be held by the

Administrative Agent until the next Business Day and the Units to which such request applies will be deemed to have been tendered on such day for redemption at the Redemption Price computed on that day.

The Administrative Agent may in its discretion suspend the right of redemption for Units of a Series or postpone the date of payment of the Redemption Price therefor for more than seven calendar days following the day on which tender for redemption is made (1) for any period during which the New York Stock Exchange is closed other than customary weekend and holiday closings or during which trading on the New York Stock Exchange is restricted; (2) for any period during which an emergency exists as a result of which disposal by such Trust of the Securities is not reasonably practicable or it is not reasonably practicable fairly to determine in accordance herewith the value of the Securities; or (3) for such other period as the Securities and Exchange Commission may by order permit, and shall not be liable to any person or in any way for any loss or damage which may result from any such suspension or postponement.

c. Units redeemed shall be terminated by such redemption.

SECTION 5.02.   Distribution Upon Redemption.  Upon receipt of a redemption request in proper form, the Administrative Agent shall direct the Trustee in writing to make a pro rata distribution of the assets attributable to the tendered Units, subject to (i) the Administrative Agent’s obligation to avoid adversely affecting the interests of the other Unitholders of the Series, (ii) any transfer or other restrictions on such assets, as determined in the sole discretion of the Administrative Agent, such distribution to be made on the Redemption Date and (iii) the lien of the Trustee to secure amounts owed to it pursuant to the terms hereof and any Reference Trust Agreement.

a. Form.  Such distribution to the redeeming Unitholder shall be made in accordance with Section 3.06 hereof and shall be payable in kind, or in cash, cash equivalents, securities and/or other assets, with each such separate group of in kind, in cash, cash equivalents, securities and/or other assets and any combination of the foregoing to be as determined in the discretion of the Administrative Agent, and with such distribution to be made on a basis that is pro rata to the interest in the assets of such Series represented by the tendered Units, to the extent practicable, unless otherwise required by law or contract.  In the event the Administrative Agent determines that the registration of transfer any asset included in the redemption distribution may not be effected by the Redemption Date, the Administrative Agent shall direct Trustee in writing to provide evidence of beneficial ownership of such asset in such form as shall be specified to Trustee by the Administrative Agent.  No approval of the Unitholders (including the Unitholder whose Units are the subject of the redemption) shall be required prior to the making of such redemption distribution.

In the event the Administrative Agent determines that any asset includible in the redeeming Unitholder’s pro rata share of the Series assets represented by the tendered Units cannot be transferred to such Unitholder, the asset shall be sold by the Trustee at such time and in such manner as the Administrative Agent shall direct in writing, and the proceeds of such sale shall be distributed to the redeeming Unitholder in accordance with Section 3.06 hereof.

The Trustee shall not be liable or responsible in any way for depreciation, loss or taxes incurred by reason of any sale or distribution of Portfolio Securities or other assets made pursuant to this Section 5.02.  Notwithstanding anything to the contrary herein, no distribution or sale of assets of any Series may be made under this Section 5.02, Section 3.07 or any other provision of this Trust Agreement or any Reference Trust Agreement unless (x) the transferee thereof acknowledges the lien of the Trustee on such assets created pursuant to this Trust Agreement and the applicable Reference Trust Agreement or (y) the Trustee has agreed in writing to release its lien on such assets.

SECTION 5.03.   Prohibition on Transfer.  A Unitholder may not Transfer its Units, except that a Unitholder may Transfer all or a portion of its Units to a Qualified Purchaser, or to a lender that is a Qualified Purchaser, in either case acceptable to the Administrative Agent, in its sole discretion; provided, however, that the Administrative Agent shall determine, prior to any such Transfer, that such Transfer (i) does not cause the Trust to lose its status as a partnership for federal or state income tax purposes (including, but not limited to, a determination by the Administrative Agent that such Transfer, itself or together with any other such Tansfers, would not result in the Trust or any Series, as applicable, having more than 100 Unitholders at any time during any taxable year or otherwise likely result in the Trust or any Series, as applicable, being classified as a publicly traded partnership within the meaning of the Internal Revenue Code of 1986, as amended), (ii) does not require the registration or qualification of the Units pursuant to any applicable federal or state securities laws and (iii) does not result in the violation of applicable law.  Any transferee shall, as a condition to such Transfer, acknowledge in writing the lien of the Trustee on the assets of the relevant Series granted pursuant to this Trust Agreement and the applicable Reference Trust Agreement.  Upon presentation of a written instrument or instruments of transfer in form satisfactory to the Administrative Agent and executed by the Unitholder or his authorized attorney, the Administrative Agent shall record the ownership of the transferred Units by such approved transferee.

ARTICLE VI

CAPITAL CONTRIBUTIONS; REMEDIES IN THE EVENT OF UNITHOLDER’S DEFAULT IN MAKING ITS CAPITAL CONTRIBUTION

SECTION 6.01.   Capital Contributions; Drawdowns.  Each Unitholder agrees to make Capital Contributions to the Series to which its Subscription applies, in an aggregate amount up to its Subscription Amount.  All payments of Capital Contributions shall be made to the Series as directed by the Administrative Agent at such times and in such amounts as are specified by the Administrative Agent in Capital Calls issued from time to time, as provided in such Unitholder’s Subscription Agreement(s). The Administrative Agent will provide prior written notice to the Trustee of the amount of each Unitholder’s Capital Call and the date of such Capital Call.

SECTION 6.02.   Default.  A Unitholder may not make less than the full amount of its Capital Contributions.  In the event any Unitholder fails to pay in full any Capital Contributions or any other amount which it is required to pay to the Trust, on or before the date when any such amounts are due and payable, then the Administrative Agent shall issue a written notice of such failure to the Unitholder by certified or registered mail.  If the full amount of such overdue sum is not paid in full and received by the Trust (or the Administrative Agent, as the case may be) within five (5) days from the mailing of such notice, then the Unitholder shall be deemed to be in default hereunder (a “Defaulting Unitholder”).

a. Default Charge.  The Administrative Agent, on behalf of the Series and its non-defaulting Unitholders, shall have the option, exercisable in the sole discretion of the Administrative Agent by written notice to the Defaulting Unitholder after the occurrence of such default, to charge to the Participation balance of such Defaulting Unitholder in all Series of the Trust (allocated among Series to which the Defaulting Unitholder’s Subscription Amounts are allocated as determined by the Administrative Agent) an amount equal to the greater of: (1) 50% of all of such Unitholder’s Capital Contributions made to date; and (ii) 50% of the Unit Value of all Units of each Series allocated to the Defaulting Unitholder, determined as of the date such notice is given (the “Default Charge”).  Thereafter, for all purposes the Participation of such Defaulting Unitholder shall be reduced by an amount equal to the Default Charge, and the Participation of each Unitholder not in default hereunder at such time shall be increased by that portion of the Default Charge which such non-defaulting Unitholder’s interest in each Series bears to the total interest of all other Unitholders in such Series not in default at such time.  The Administrative Agent shall reflect such reduction and increase by appropriate reduction and increase in ownership of Units of the affected Series by the Defaulting Unitholder and other Unitholders on the registration books of the Series.  Notwithstanding the foregoing: (i) the amount by which a Defaulting Unitholder’s Participation is reduced as the result of the imposition of a Default Charge shall in no case exceed the positive balance of such Defaulting Unitholder’s Participation immediately before the reduction; and (ii) in the event that the balance of the Defaulting Unitholder’s Participation cannot be reduced by the full amount of the applicable Default Charge because of the limitation imposed by the preceding clause (i), the excess Default Charge shall be carried over to reduce the Defaulting Unitholder’s Participation (and correspondingly increase the Participations of the Unitholders not in default) as soon as such reduction would be permitted under clause (i).

b. Transfer of Units of Defaulting Unitholder.  In addition to the Default Charge and other provisions described above, the Administrative Agent, in its discretion and without the consent of the Defaulting Unitholder, has the right to transfer the Units of the Defaulting Unitholder (either without, or after giving effect to, the application of the Default Charge) to a Qualified Purchaser approved by the Administrative Agent upon payment by such Qualified Purchaser to the Defaulting Unitholder of an amount equal to the Unit value of the Units to be transferred, as of the transfer date, as determined by the Evaluator.  Such transfer shall vest in the transferee all of the right, title, and interest of the Defaulting Unitholder in the transferred Units.

ARTICLE VII

TRUSTEE

SECTION 7.01.   General Definition of Trustee’s Liabilities, Rights and Duties.  In addition to and notwithstanding the other duties, rights, privileges and liabilities of the Trustee as otherwise set forth herein, the rights and obligations of the Trustee are further defined as follows:

a. The assets of each Series shall be kept separate and apart from the assets of each other Series of the Trust and from all other property belonging to or in the custody of the Trustee, by separate recordation on the custody records of the Trustee so long as such practice preserves a valid preference under applicable law, or if such preference is not so preserved, the Trustee shall handle such assets in such other manner as shall constitute the segregation and holding thereof in trust within the meaning of the Investment Company Act, except that cash pending investment or distribution may, when consistent with the reasonable and proper administration of a Series, be held temporarily by or on deposit with any bank without liability for interest.  The Trustee shall hold, administer, distribute, account for and otherwise deal with each Series separately.

b. The Trustee shall, at the written direction of the Administrative Agent, have the right at all times to retain, sell, exchange, convert, transfer, acquire, change and dispose of, and consent to and participate in reorganizations with respect to, the assets of the Trust and each Series, and shall have and may exercise any and all rights and privileges in respect to all assets therein as though the absolute owner thereof.

c. The Trustee shall provide the administration, fund accounting and transfer agency services to the Trust and each Series as set forth on Exhibit A hereto.

d. The Trustee, at the written direction of the Administrative Agent, shall have the power to:

(i) settle, compromise or abandon any or all claims and demands in favor of or against the Trust or any Series thereof;

(ii) begin, maintain or defend any litigation necessary in connection with the investment, reinvestment and administration of the Trust or any Series thereof;

(iii) vote any corporate stock or other security having voting rights either in person or by proxy for any purposes; exercise any conversion privilege, subscription right or any other right or option given to the Trustee as the owner of record of any Portfolio Security owned by any Series and to make any payments incidental thereto; consent to, take any action in connection with, and receive and retain any securities resulting from any reorganization, consolidation, merger, readjustment of the financial structure, sale, lease or other disposition of the assets of any corporation or other organization, the Portfolio Securities of which may be an asset of any Series;

(iv) organize and incorporate (or participate in the organization or incorporation of) under the laws of any state, a corporation or corporations or other legal entity for the purpose of acquiring and holding title to any property which the Trustee is authorized to acquire for any Series and to exercise with respect thereto any of the powers, rights and duties it has with respect to other assets of that Series;

(v) cause any asset of any Series to be issued, held or registered in its name or in the name of its nominee, or in such form that title will pass by delivery, or to place any such asset in the custody of a depository or clearing corporation, provided that the records of the Trustee shall indicate the true ownership of such asset; and

(vi) exercise any of the powers and rights of individual owners with respect to any property of the Trust or any Series thereof and to do all other acts which are necessary or desirable for the proper administration of the Trust or any Series thereof, although such powers, rights and acts are not specifically enumerated in this Trust Agreement.

e. The Trustee shall be under no liability for any action taken in good faith on any appraisal, paper, order, list, demand, request, consent, affidavit, notice, opinion, direction, evaluation, endorsement, assignment, resolution, draft or other document, whether or not of the same kind, prima facie properly executed, or for the disposition of moneys or other assets of any Series pursuant to this Trust Agreement, or otherwise, except by reason of its own gross negligence, lack of good faith or willful misconduct, provided, that in no event shall the Trustee be responsible for consequential damages of any persons regardless of whether such damages may be foreseeable, and provided further, that the Trustee shall not in any event be liable or responsible for any evaluation made by the Evaluator.

f. The Trustee shall not be responsible for or in respect of the recitals herein, the validity or sufficiency of this Trust Agreement or for the due execution hereof by the Administrative Agent, the Depositor, the Supervisor or the Evaluator, or for the form, character, genuineness, sufficiency, value or validity of any Portfolio Securities, and the Trustee shall in no event assume or incur any liability, duty, or obligation to any Unitholder, the Administrative Agent, the Depositor, the Supervisor or the Evaluator, other than as expressly provided for herein.  The Trustee shall not be responsible for or in respect of the validity of any signature by or on behalf of the Administrative Agent, the Depositor, the Supervisor or the Evaluator.

g. The Trustee shall not be under any obligation to appear in, prosecute or defend any action, which in its opinion may involve it in expense or liability, unless as often as required by the Trustee, it shall be furnished with security and indemnity against such expense or liability in form and substance reasonably satisfactory to the Trustee, and any pecuniary cost of the Trustee from such actions shall be deductible from and a charge against the Cash Account and Reserve Account of the affected Series.

h. The Trustee may employ agents, attorneys, accountants and auditors and shall not be answerable for the default or misconduct of any such agents, attorneys, accountants or auditors if such agents, attorneys, accountants or auditors shall have been selected with reasonable care.  As a condition to the taking or omitting of any action hereunder, the Trustee may consult with counsel and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or omitted to be taken by it hereunder in good faith and reliance thereon.  The fees and expenses charged by such agents, counsel, accountants or auditors for customary, routine or ordinary matters relating to a Series shall be payable by the Trustee from the fees payable by the Series to the Trustee as set forth in the respective Reference Trust Agreement. Fees and expenses charged by such agents, counsel, accountants or auditors for extraordinary or non-routine matters relating to a Series, exclusive of fees and expenses in connection with actual or threatened litigation relating to such

Series (collectively, “Extraordinary Non-Litigation Expenses”) may constitute an expense of the Trustee reimbursable from the Cash Account and Reserve Account of the affected Series in accordance with Section 9.01 hereof, provided, however, that with the prior written approval of the Administrative Agent (which request for approval shall include reasonable detail and supporting documentation of such extraordinary fees and expenses) shall be required for any such reimbursement for Extraordinary Non-Litigation Expenses that shall, in the aggregate for any such matter, exceed $25,000.  Fees and expenses charged by such agents, counsel, accountants or auditors for litigation relating to such Series (collectively, “Litigation Expenses”) shall constitute an expense of the Trustee reimbursable from the Cash Account and Reserve Account of the affected Series in accordance with Section 9.01 hereof, provided, however, that the Trustee shall give the Administrative Agent prompt notice of such Litigation Expenses, including reasonable detail and supporting documentation.

i. If at any time the Administrative Agent shall fail to undertake or perform any of the duties which by the terms of this Trust Agreement are required by it to be undertaken or performed, or such Administrative Agent shall become incapable of acting or shall be adjudged a bankrupt or insolvent, or a receiver of such Administrative Agent or of its property shall be appointed, or any public officer shall take charge or control of such Administrative Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then in any such case, the Trustee shall consult with the Unitholders and the Supervisor regarding the appointment of a successor Administrative Agent, and any such successor Administrative Agent must be approved by 100% of the holders of Units.  Any such successor Administrative Agent shall act hereunder in all respects in place of such Administrative Agent, and which may be compensated at rates deemed by the Trustee to be reasonable under the circumstances, by deduction ratably from the assets of the affected Series, but no such deduction shall be made exceeding such reasonable amount as the Securities and Exchange Commission may prescribe in accordance with Section 26(a)(2)(C) of the Investment Company Act of 1940.  In the event no such successor Administrative Agent is so appointed, each affected Series shall be terminated and liquidated in the manner provided in Section 12.01;

j. In no event shall the Trustee be liable for any taxes or other governmental charges imposed upon or in respect of the Portfolio Securities or upon the income thereon or upon it as Trustee hereunder or upon or in respect of any Trust which it may be required to pay under any present or future law of the United States of America or of any other taxing authority having jurisdiction in the premises.  For all such taxes and charges and for any expenses, including counsel fees, which the Trustee may sustain or incur with respect to such taxes or charges, the Trustee shall be reimbursed and indemnified out of the assets of the affected Series, and the payment of such amounts so paid by the Trustee shall be secured by a prior lien on such Trust.

k. No payment to a depositor or to any principal underwriter (as defined in the Investment Company Act) for any Trust or to any affiliated person (as so defined) or agent of a depositor or such underwriter shall be allowed as an expense except for payment of such reasonable amounts as the Securities and Exchange Commission may prescribe as compensation for performing bookkeeping and other administrative services of a character normally performed by the Trustee.

l. The Trustee except by reason of its own gross negligence or willful misconduct shall not be liable for any action taken or suffered to be taken by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Trust Agreement.

m. The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Trust Agreement, and no implied covenants or obligations shall be read into this Trust Agreement against the Trustee.

n. The Trustee shall not be bound to make any investigation into the facts or matters stated in any appraisal, paper, order, list, demand, request, consent, affidavit, notice, opinion, direction, evaluation, endorsement, assignment, resolution, draft or other document provided to it hereunder.

o. Nothing herein shall be construed to impose an obligation on the part of the Trustee to recalculate, evaluate or verify any report certificate or information received from the Administrative Agent or any other person.

p. The Trustee shall not be responsible for the acts or omissions of the Depositor, the Evaluator, the Supervisor, the Administrative Agent or any other person.

q. The enumeration of any permissive right or power available to the Trustee shall not be the imposition of a duty (unless and to the extent expressly set forth herein).

r. No provision of this Trust Agreement shall require the Trustee to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or indemnity against such risk or liability is not reasonably assured.

s. Nothing in this Agreement shall limit or restrict the Trustee from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

SECTION 7.02.   Ancillary Trustees.  Whenever directed in writing by the Administrative Agent, the Trustee may by written instrument create an ancillary trust with respect to any portion of the assets then held in, or about to be acquired by, any Series, and the Administrative Agent may appoint any person, banking association or corporation as “Ancillary Trustee” thereof.  Each such Ancillary Trustee shall have such rights, powers, duties and discretion as are necessary for it to execute the trusts vested in it, but shall, to the extent it may lawfully do so, exercise the same subject to such limitations or further directions of the Trustee as are specified in the instrument evidencing its appointment.  Such Ancillary Trustee at any time and from time to time may resign, or be removed by the Administrative Agent, as to all or any portion of the assets comprising the ancillary trust, by written notice from the Trustee appointing a qualified successor, which successor shall have all powers, rights, duties and obligations as its predecessor, or the Trustee may itself receive any part or all of the assets of the ancillary trust in termination thereof to the extent of the assets so received.  The Trustee shall have no liability for the acts or omissions of any Ancillary Trustee and the Trustee shall not be responsible for the fees and expenses of any Ancillary Trustee.

SECTION 7.03.   Removal and Resignation of Trustee; Successor.  The following provisions shall provide for the removal and resignation of the Trustee and the appointment of any successor trustee:

a. The Trustee or any trustee or trustees hereafter appointed may resign and be discharged of a Trust created by this Trust Agreement, by executing an instrument in writing resigning as Trustee of such Trust and filing same with the Administrative Agent (and the Administrative Agent shall mail a copy of a notice of resignation to all Unitholders then of record), not less than thirty days before the date specified in such instrument when, subject to Section 7.03(e), such resignation is to take effect.  Upon receiving such notice of resignation, the Administrative Agent shall promptly appoint a successor trustee as hereinafter provided, by written instrument, in duplicate, one copy of which shall be delivered to the resigning Trustee and one copy to the successor trustee.  The Administrative Agent may at any time remove the Trustee, with or without cause, and appoint a successor trustee by written instrument, in duplicate, one copy of which shall be delivered to the Trustee so removed and one copy to the successor trustee.  Notice of such resignation or removal of a trustee and appointment of a successor trustee shall be mailed by the successor trustee, promptly after its acceptance of such appointment, to each Unitholder then of record.

b. Any successor trustee appointed hereunder shall execute, acknowledge and deliver to the Administrative Agent and to the retiring Trustee an instrument accepting such appointment hereunder, and such successor trustee without any further act, deed or conveyance shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder with like effect as if originally named Trustee herein and shall be bound by all the terms and conditions of this Trust Agreement.  No successor trustee shall be liable for the acts or omissions of its predecessor.  Upon the request of such successor trustee, the Administrative Agent and the retiring Trustee shall, upon payment of any amounts due the retiring Trustee, or provision therefor to the satisfaction of such retiring Trustee, execute and deliver an instrument acknowledged by it transferring to such successor trustee all the rights and powers of the retiring Trustee; and the retiring Trustee shall transfer, deliver and pay over to the successor trustee all Securities and moneys at the time held by it hereunder, together with all necessary instruments of transfer and assignment or other documents properly executed necessary to effect such transfer and such of the records or copies thereof maintained by the retiring Trustee in the administration hereof as may be requested by the successor trustee, and shall thereupon be discharged from all duties and responsibilities under this Trust Agreement.

c. In case at any time the Trustee shall resign and no successor trustee shall have been appointed and have accepted appointment within thirty days after notice of resignation has been received by the Administrative Agent, the retiring Trustee may forthwith apply to a court of competent jurisdiction for the appointment of a successor trustee.  Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor trustee.

d. Any entity into which any trustee hereunder may be merged or with which it may be consolidated, or any entity resulting from any merger or consolidation to which any trustee hereunder shall be a party, shall be the successor trustee under this Trust Agreement without the execution or filing of any paper, instrument or further act to be done on the part of the parties hereto, anything herein, or in any agreement relating to such merger or consolidation, by which any such trustee may seek to retain certain powers, rights and privileges theretofore obtaining for any period of time following such merger or consolidation to the contrary notwithstanding.

e. Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to this Section shall become effective upon acceptance of appointment by the successor trustee as provided in subsection (b) hereof.  The Trustee’s and each successor trustee’s right to indemnification shall survive its resignation or removal.

SECTION 7.04.   Qualifications of Trustee.  The Trustee shall be an entity organized and doing business under the laws of the United States or any state thereof, which is authorized under such laws to exercise corporate trust powers and having at all times an aggregate capital, surplus, and undivided profits of not less than $5,000,000.

ARTICLE VIII

BOOKS, RECORDS AND REPORTS

SECTION 8.01.   In General.  The Administrative Agent and the Trustee (but the Trustee’s responsibility for maintaining such books and records shall extend solely to the records of its custody accounts except as otherwise provided in Exhibit A) shall maintain such books and records as are required under the Investment Company Act and other applicable law and regulations.  The Administrative Agent shall keep a certified copy or duplicate original of this Trust Agreement on file at its office which, together with a current list of the assets of each Series shall be open to inspection by any Unitholder of the relevant Series at all reasonable times during the Administrative Agent’s usual business hours.

SECTION 8.02.   Record of Participants.  The Trustee shall maintain a record of the Units of each Series allocated to each Unitholder, as provided in Exhibit A.  The Administrative Agent shall maintain, and deliver copies to the Trustee, records showing the aggregate Subscription Amounts of Unitholders of each Series and the actual amounts contributed to each Series by each Unitholder.

SECTION 8.03.   Accounting.  The Trustee shall keep books recording all transactions of each Series, as provided for in Exhibit A.

SECTION 8.04.   Audit of Series.  To the extent required under the Investment Company Act, the Administrative Agent shall cause an audit to be made of each Series by a certified public accountant selected by the Administrative Agent.  A copy of such report of audit shall be available at the office of the Administrative Agent for inspection by any Unitholder and shall be furnished to any Unitholder on request.

SECTION 8.05.   Regulatory Filings.  The Trustee shall make reports under the Investment Company Act or other applicable State or federal statute or regulation, in each case as provided in Exhibit A.

SECTION 8.06.   Tax Returns and Tax Reports.  The Trustee shall prepare and file applicable tax returns for each Series and shall prepare, distribute and file required tax reports to the Unitholders and their Representatives.  The Administrative Agent shall notify the Trustee of any taxes or other amounts required to be withheld from distributions made to Unitholders and shall remit, or direct the Trustee to remit, the same to the taxing authorities.

ARTICLE IX

EXPENSES, COMPENSATION AND INDEMNITY

SECTION 9.01.   Expenses of Trustee; Compensation; Indemnity.  In consideration for the performance of the services set forth in this Agreement, including the administration, fund accounting and transfer agency services as set forth on Exhibit A hereto, the Trustee shall be entitled to such compensation for each Series as provided for in the respective Reference Trust Agreement in connection with each Series, which compensation shall be inclusive of all customary, ordinary and routine expenses and disbursements (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) incurred hereunder. As provided for in Section 7.01(h), the Trustee may also be entitled to reimbursement for extraordinary or non-routine expenses.  The Trustee may from time to time make withdrawals from the Cash Accounts, the Reserve Accounts and any other accounts held by the Trustee to pay itself any such compensation and expenses. Any and all taxes levied or assessed upon or in respect of any Series, or on the income thereof, shall be charged to such Series.

The Trustee and its directors, officers, employees and agents shall be indemnified ratably by the affected Series and held harmless against any loss, claim, obligation, damage, injury, penalty, tax, action, suit, judgment, liability or expense (including counsel fees and disbursements) (collectively, “Losses”) incurred without gross negligence, bad faith or willful misconduct on their part, arising out of or in connection with the acceptance or administration of the Trust and each Series thereof, including the costs and expenses of defending itself against any claim of liability in connection with the exercise or performance of any of its duties hereunder.  Notwithstanding anything to the contrary herein, the Trustee may from time to time make withdrawals from the Cash Accounts, the Reserve Accounts and any other accounts held by the Trustee to reimburse itself for any such Losses.

If the cash balance of the Cash Accounts, the Reserve Accounts or any other accounts held by the Trustee of the affected Series shall be insufficient to provide for amounts payable to the Trustee pursuant to this Trust Agreement, the Administrative Agent shall sell Portfolio Securities and to apply the proceeds of any such sale in payment of amounts due to the Trustee.  The Administrative Agent and the Trustee shall not be liable or responsible in any way for depreciation, loss or taxes incurred by reason of any such sale.  Any moneys payable to the Trustee under this Trust Agreement shall be secured by a by a lien on the assets of the related Series in favor of the Trustee, prior to the interest of Unitholders as provided in the applicable Reference Trust Agreement.  To the extent of such lien, the Trustee shall hold the assets of the

Trust for the benefit of the Trustee; provided that the Trustee is authorized to make dispositions, distributions and payments for expenses in the ordinary course of the administration of the Trust without regard to such lien.

ARTICLE X

ADMINISTRATIVE AGENT, DEPOSITOR AND SPONSOR

SECTION 10.01.   Liability of the Administrative Agent, Depositor and Sponsor: The Administrative Agent shall be a fiduciary with respect to the Unitholders, including but not limited to, in all its directions with the sale and purchase of Portfolio Securities.  Provided that the Administrative Agent has fulfilled its fiduciary duties, and the Depositor or Sponsor has fulfilled its fiduciary duty, if any, neither the Administrative Agent, Depositor or Sponsor shall have any liability to the Unitholders for any action taken or for refraining from the taking of any action in good faith pursuant to the Trust Agreement and Reference Trust Agreements or for errors in judgment, but shall be liable only for its own negligence, lack of good faith or willful misconduct.  The Administrative Agent, Depositor and Sponsor may rely in good faith on any paper, order, notice, list, affidavit, receipt, opinion, endorsement, assignment, draft or any other document of any kind prima facie properly executed and submitted to it by the Trustee, counsel, or any other persons pursuant to the Trust Agreement and Reference Trust Agreements and in furtherance of its duties.

SECTION 10.02.   Resignation of Administrative Agent, Sponsor and Depositor; Successor.

a. The Administrative Agent, Depositor or Sponsor may resign and be discharged hereunder, by executing an instrument in writing resigning as Administrative Agent, Depositor or Sponsor, respectively, and filing the same with the Trustee not less than 60 days before the date specified in such instrument when such resignation is to take effect. Notice of such resignation and appointment of a successor administrative agent shall be mailed by the Administrative Agent to each Unitholder then of record.

b. Any successor Administrative Agent, Depositor or Sponsor appointed hereunder shall execute, acknowledge and deliver to the Trustee an instrument accepting such appointment hereunder, and such successor Administrative Agent, Depositor or Sponsor shall thereupon become vested with all the rights, powers, duties and obligations of its predecessor hereunder with like effect as if originally named Administrative Agent, Depositor or Sponsor herein and shall be bound by all the terms and conditions of this Trust Agreement.

c. Any person into which the Administrative Agent, Depositor or Sponsor hereunder may be merged or with which it may be consolidated, or any person resulting from any merger or consolidation to which the Administrative Agent Depositor or Sponsor hereunder shall be a party, shall be the successor Administrative Agent, Depositor or Sponsor under this Trust Agreement without the execution or filing of any paper, instrument or further act to be done on the part of the parties hereto, anything herein, or in any agreement relating to such merger or consolidation, by which the Administrative Agent, Depositor or Sponsor may seek to retain certain powers, rights and privileges theretofore obtaining for any period of time following such merger or consolidation, to the contrary notwithstanding.

d. Any resignation of the Administrative Agent, Sponsor or Depositor (as the case may be) shall become effective only upon acceptance of appointment by its successor.

ARTICLE XI

AMENDMENTS

SECTION 11.01.   This Agreement may be amended at any time, and from time to time, by written agreement of the Trustee and the Administrative Agent.  Any amendments shall be binding upon all persons, including, but not limited to, all Unitholders and their Representatives and beneficiaries thereof.  Written notice of each amendment shall be mailed by the Administrative Agent to each Representative.  Each amendment shall not in any manner operate to deprive any Unitholder of its then beneficial interest in any Series.  Any amendment to this Trust Agreement which would materially adversely affect the interest of all Unitholders, or all Unitholders in particular Series, shall require the approval of at least two-thirds in interest (determined by Subscription Amounts) of the Unitholders, or the Unitholders in a particular Series, adversely affected thereby.  The Trustee shall be entitled to receive and rely on an opinion of counsel of the party requesting any amendment as to whether the interest of all Unitholders, or all Unitholders in particular Series, would be materially adversely affected by any such amendment.  Such determination shall be binding on all present and future Unitholders and the Trustee shall not be liable for any such determination made in good faith upon an opinion of counsel delivered to the Trustee pursuant to this Section 11.01.

ARTICLE XII

TERMINATION

SECTION 12.01.   The Administrative Agent, in its discretion and without advance notice to anyone, may direct the Trustee in writing to terminate any Series of the Trust at any time.  Notice of such termination shall be mailed to all Representatives.  Each Series shall terminate upon the liquidation of the last investment held by it and the making of its final liquidating distribution.

A Series shall terminate upon the Mandatory Termination Date of that Series, or upon the maturity, sale or other disposition as the case may be of the last Portfolio Security held by the Series, unless sooner terminated as specified herein.

The Trust and Trust Agreement shall terminate upon the Mandatory Termination Date of the last existing Series, or upon the maturity, sale or other disposition as the case may be of the last Portfolio Security held by that Series, unless sooner terminated as specified herein.

Upon termination of a Series, the Trustee shall distribute the assets of the Series to the Unitholders in accordance with their Participation therein at such time and in such manner as directed in writing by the Administrative Agent.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01.   Regulations.  This Trust Agreement, the Trust and each Series shall be administered in conformity with rules, regulations and rulings, if any, issued by any duly authorized governmental agencies, and statutes, if any, from time to time in force and applicable hereto, and the Trustee shall not incur any liability for following any such rule, regulation, ruling or statute contrary to or inconsistent with the provisions of this Trust Agreement.

SECTION 13.02.   Ownership of Assets.  Except to the extent required by law, no Unitholder shall have or be deemed to have any ownership interest in any particular asset or investment of the Trust or of any Series thereof, and the ownership of such assets and investments shall at all times be in the Trustee.

SECTION 13.03.   No Attachment or Assignment.  Units shall not be subject to garnishment, attachment, levy or execution of any kind for the debts or defaults of any Unitholder or of any person having or claiming to have any interest in any Unitholder, except with respect to Transfers made in accordance with Section 5.03 hereof.  No Unit shall be assignable in whole or in part by any Unitholder or by any Person having or claiming to have any interest in Unitholder, except that Units may be transferred to a successor of a Unitholder or otherwise with respect to Transfers made in accordance with Section 5.03 hereof.

SECTION 13.04.   Evidence.  Except as otherwise provided herein, evidence required of anyone under this Trust Agreement may be by certificate, affidavit, endorsement or any other written instrument which the person acting in reliance thereon believes to be pertinent, reliable and genuine, and to have been signed, made or presented by the proper and duly authorized party or parties.

SECTION 13.05.   Discretion of the Administrative Agent to be Absolute; How Exercised.  Whenever in this Trust Agreement it is provided that any power may be exercised by the Trustee at the written direction of the Administrative Agent or any act or thing done by the Trustee involving the exercise of discretion, the actions of the Trustee when executed in good faith and with reasonable care, shall be absolute and uncontrolled, and its determination, when so made, to act or refrain from acting, or to exercise such power or refrain from so doing, and as to the time or times and the manner in which action is to be taken, or such power exercised, shall be binding upon all persons, including, but not limited to, all Unitholders, Representatives and beneficiaries thereof.

SECTION 13.06.   Effect of Mistakes.  No mistakes made, or acts done or omitted to be done, in good faith and in the exercise of due care in connection with the administration of the Trust or any Series shall be deemed to be a violation of this Trust Agreement if, promptly after the discovery of the mistake, the Administrative Agent, Trustee or Evaluator shall take whatever action may be practicable under the circumstances to remedy the mistake.

SECTION 13.07.   Delaware Law to Control.  The terms, provisions and effect of this Trust Agreement shall be construed and determined as if this Trust Agreement were a contract made within the State of Delaware.

SECTION 13.08.   Written Notice.  Any notice, demand, direction or instruction to be given to the Administrative Agent, Sponsor, Depositor, Trustee or Evaluator shall be in writing and shall be duly given if mailed or delivered to: the Administrative Agent at 200 East Randolph Drive, Chicago, Illinois 60601; the Sponsor, Depositor or Evaluator at 901 Warrenville Road, Suite 15, Lisle, Illinois 60532, or at such other address as shall be specified by the Administrative Agent, Depositor, Sponsor or Evaluator to the other parties hereto in writing; and the Trustee at the Corporate Trust Office.

Any notice to be given to the Unitholders shall be duly given if mailed or delivered to each Unitholder or its Representatives at the address of such holder appearing on the registration books of the Administrative Agent.

SECTION 13.09.   Titles and Sub-titles.  Titles and sub-titles of the Sections are placed herein for convenient reference only, and in the case of any conflict, the text of this Trust Agreement, other than the titles or sub-titles, shall control.

SECTION 13.10.   Successors and Assigns.  This Trust Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Trustee and its successors, the Representatives of each Unitholder and their successors, each person having an interest in any Unitholder, the Trust or any Series, and the executors, administrators, distributees, successors and assigns of each such person.

SECTION 13.11.   Number and Gender.  Unless the context otherwise requires, words denoting the singular number shall where necessary be construed to denote the plural number, and vice versa, and words of the masculine gender shall where necessary denote the feminine or neuter gender.

SECTION 13.12.   Execution in Counterparts.  This Trust Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which collectively shall constitute one instrument.

SECTION 13.13.   Provisions to Comply with the Investment Company Act.  Only Qualified Purchasers may invest their assets and participate in this Trust.  Any provision of this Trust or Series that is not in conformance with the Investment Company Act shall be deemed amended to make such provision conforming.  This Trust has been created as a trust under the laws of the State of Delaware, and at all times shall be maintained as such.

SECTION 13.14.   Severability.  If any one or more of the covenants, agreements, provisions or terms of this Trust Agreement shall be held contrary to any express provision of law or contrary to policy of express law, though not expressly prohibited, or against public policy, or shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Trust Agreement and shall in no way affect the validity or enforceability of the other provisions of this Trust Agreement or of the Certificates or the rights of the holders thereof.

SECTION 13.15.   Dissolution of Sponsor/Depositor Not to Terminate.  The dissolution of the Sponsor from or for any cause whatsoever shall not operate to terminate this Trust Agreement or a Series insofar as the duties and obligations of the Trustee are concerned.

In Witness Whereof, the undersigned have caused these Standard Terms and Conditions of Trust to be executed; all as of the day, month and year first above written.

Destra Capital Investments LLC

By _______________________
Name:
Title:

U.S. Bank Trust, N.A., not in its individual capacity, but solely as Trustee

By _______________________
Name:
Title:

Destra Capital Advisors LLC

By _______________________
Name:
Title:

Administrative Agency Services, LLC

By _______________________
Name:
Title:

EXHIBIT A

Additional Services

A.	Portfolio Accounting Services:

(1)	Maintain portfolio records;

(2)	For each Valuation Date, obtain prices from the Administrative Agent (which shall be responsible for determining the prices of the Portfolio Securities pursuant to the Approved Valuation Methodology);

(3)	Identify interest and dividend accrual balances as of each Valuation Date and calculate gross earnings on Portfolio Securities for each accounting period; and

(4)	On a daily basis, reconcile cash of the Series.

B.	Expense Accrual and Payment Services:

(1)	For each Valuation Date, calculate the expense accrual amounts;

(2)	Process and record payments for Series expenses;

(3)	Account for Series expenditures and maintain expense accrual balances at the level of accounting detail as determined by the Trustee; and

(4)	Provide expense accrual and payment reporting.

C.	Fund Valuation and Financial Reporting Services:

(1)	Account for Unit purchases, sales, exchanges, transfers, dividend reinvestments and other Series Unit activity on a timely basis;

(2)
Determine net investment income (earnings) for the Series as of each Valuation Date.  Account for periodic distributions of earnings to Unitholders and maintain undistributed net investment income balances as of each Valuation Date;

(3)	Maintain a general ledger and other accounts, books, and financial records for the Series in the form as determined by the Trustee;

(4)	Communicate the Unit Value for each Valuation Date to (i) the Administrative Agent and (ii) Nasdaq for the purpose of transmission by Nasdaq to its subscribers in its ordinary course;

(5)	Prepare quarterly reports that document the adequacy of accounting detail to support month-end ledger balances; and

(6)	Prepare quarterly security transactions listings and asset reports.

D.	Tax Accounting Services:

(1)	Maintain accounting records for Series to support the tax reporting required for partnerships under the Internal Revenue Code of 1986, as amended (the “Code”); and

(2)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the Unitholders on Form K-1.

E.	Compliance Control Services:

(1)
Support reporting to regulatory bodies and support financial statement preparation by making the Series’ accounting records available to the Securities and Exchange Commission (the “SEC”), and the independent accountants;

(2)	Maintain accounting records according to the Investment Company Act and regulations provided thereunder; and

(3)
Cooperate with the Trust’s independent accountants and take all reasonable action in the performance of its obligations under this Trust Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Trust’s financial statements without any qualification as to the scope of their examination.

F.	General Fund Management:

(1)	Act as liaison among Trust service providers.

(2)	Supply:

a.	Corporate secretarial services.

b.	Office facilities (which may be in the Trustee’s, or an affiliate’s, own offices).

c.	Non-investment-related statistical and research data as needed.

(3)	Audits:

a.	Prepare appropriate schedules and assist independent auditors.

b.	Provide information to the SEC and facilitate audit process.

(4)	Assist in overall operations of the Trust.

(5)	Pay Trust expenses from Trust assets in accordance with the provisions of the Trust Agreement.

(6)
Keep this Trust Agreement and other governing documents (collectively, the “Governing Documents”), but only to the extent such documents are provided to the Trustee or its representatives for safe keeping.

G.	Compliance:

(1)	Regulatory Compliance:

a.	Monitor compliance with the Investment Company Act requirements, including: Maintenance of books and records under Rule 31a-3.

b.
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change the Trustee’s standard of care as set forth herein.

c.	Cooperate with the designated Chief Compliance Officer for each Series pursuant to Rule 38a-1 of the Investment Company Act.

(2)	SEC Registration and Reporting:

a.	Prepare annual and semiannual shareholder reports and Form N-30D-1 and Form N-SAR, as applicable.

(3)	IRS Compliance:

a.	Monitor the Trust’s status as a partnership under Code.

H.	Financial Reporting:

(1)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the SEC, and independent accountants; and

(2)
Supervise the Trust’s custodian and fund accountants in the maintenance of the Trust’s general ledger and in the preparation of the Trust’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

I.	Tax Reporting:

(1)	Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Form K-1, with any necessary schedules;

(2)	Prepare state income breakdowns where relevant;

(3)	File Form K-1 for payments to other service providers; and

(4)	Calculate eligible dividend income for corporate shareholders.

The Trustee reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Trust and the Series under this Trust Agreement.